Exhibit 10.10

Loan Agreement

This loan agreement (“Loan Agreement”) is made by and between Applied Minerals, Inc. (“Applied”) and Overlook Investments LLC (“Overlook”). This Loan Agreement will be effective as of the date of the later signature at the end (“Effective Date”).

WHEREAS, Overlook is willing to lend $200,000 to Applied on the terms set forth below;

WHEREAS, Applied and Tintic Copper and Gold, Inc. (“Tintic”) (as successor-in-interest to Continental Mineral Claims, Inc.) entered into that certain Exploration Agreement with Option to Purchase dated December 22, 2017 (the “Original Agreement”). Applied and Tintic may be collectively referred to herein as the “Parties” or individually as a “Party”;

WHEREAS, the Applied and Tintic are negotiating a first amendment to the Original Agreement (“First Amendment”), although it is not certain that they will enter into the First Amendment;

WHEREAS, the Original Agreement provides for annual payments of $250,000 by Tintic to Applied to maintain exploration rights and an option to purchase the metallic mineral rights of the Dragon Mine;

WHEREAS, the Original Agreement provides for the 2019 annual payment (“2019 Annual Payment”) to be made on or before December 21, 2019 and the 2020 annual payment (“2020 Annual Payment” and together with the 2019 Annual Payment, the “Annual Payments”) to be made on or before December 21, 2020;

WHEREAS, the draft First Amendment would provide for the 2019 payment to be made within five days after the date of the First Amendment (“Accelerated 2019 Payment”) and the 2020 annual payment to be made on or before February 15, 2020 (“Accelerated 2020 Payment”) and together with the Accelerated 2019 Payment (the “Accelerated Payments”);

WHEREAS, the Original Agreement provides that Applied may assign its rights and obligations under the Agreement by providing notice to the Tintic;

WHEREAS, Applied is willing to direct Tintic to make payment of Annual Payments or Accelerated Payments to Overlook as set forth below.

 1.           Loan Terms.

(a)          Overlook will lend $200,000 to Applied (“Loan”). The Loan will be unsecured and matures on the earliest of the following:

(i)	Change of Control. “Change of Control” means (A) any consolidation or merger of Applied with or into any other corporation or other entity or any other corporate reorganization other than any such consolidation, merger or reorganization in which the stockholders of Applied immediately prior to such consolidation, merger or reorganization continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which Applied is a party in which in excess of 50% of Applied’s voting power is transferred or (C) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of Applied.

(ii)	Applied shall (A) file a petition under any insolvency statute, (B) make a general assignment for the benefit of its creditors, (C) commence or consent to a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, (D) file a petition seeking reorganization or liquidation or similar relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief law from time to time in effect affecting the rights of creditors generally, as amended from time to time (collectively, “Debtor Relief Law”), or any other applicable law or statute, (E) generally fail to pay, or admits in writing its inability to pay, its debts as they become due whether at stated maturity or otherwise or (F) takes any action to effectuate or authorize any of the foregoing;

(iii)	(A) A court of competent jurisdiction shall (1) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Applied (2) shall approve a petition filed against Applied seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, or (3) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of Applied or of the whole or any substantial part of any of Applied’s properties, or (B) there is commenced against Applied any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(iv)	Applied shall (A) file a petition under any insolvency statute, (B) make a general assignment for the benefit of its creditors, (C) commence or consent to a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, (D) file a petition seeking reorganization or liquidation or similar relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief law from time to time in effect affecting the rights of creditors generally, as amended from time to time (collectively, “Debtor Relief Law”), or any other applicable law or statute, (E) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, whether at stated maturity or otherwise or (F) takes any action to effectuate or authorize any of the foregoing.

(b)          In exchange for the Loan, Applied agrees to pay Overlook $250,000. Such payment is to be made on maturity, except as provided in Section 1 (d) or at such time and to the extent that Applied elects to make whole or partial prepayments of the Loan. All payments directed to Overlook will be made by wire using the instructions included in Exhibit A.

(c)          The Loan shall be closed no later than the next business day after the Effective Date (“Closing”).

(d)          (i) If the First Amendment does not become effective before the payment date of the 2019 Annual Payment, Applied will direct Tintic to pay the 2019 Annual Payment and any subsequent Annual Payments to Overlook until $250,000 has been transferred to Overlook and (ii) if the First Amendment does become effective before the payment date of the 2019 Annual Payment, Applied will direct Tintic to pay the Accelerated 2020 Payment and any subsequent Annual Payments to Overlook until $250,000 has been transferred to Overlook; in no case, however, shall the total amount paid to Overlook by Tintic exceed $250,000.

(e)          In the event that the Original Agreement or the First Amendment is terminated and Tintic fails to make the directed payments in the amount of $250,000 to Overlook, Applied will enter into an agreement with Overlook substantially similar to the Original Agreement, mutatis mutandi, except that (i) The words “the tenth (10th) anniversary of the Effective Date” are replaced with “December 21, 2030” in Section 1 and Section 5; (ii) Section 2 is replaced in its entirety with the following: Payment for Exploration License. In consideration for the Exploration License (including the Option to purchase set forth in Article II below), Overlook will make the following payments to APML: “the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) on or before each subsequent anniversary date of the Effective Date during the Exploration License term following the third (3rd) anniversary of the Effective Date of this Agreement, unless the Exploration Agreement is terminated by Overlook as set forth herein. For the sake of clarity, if the Effective Date is December 21 2019, the first such payment is to be made no later than December 21, 2022; and (iii) If the Original Agreement is in effect at the time of termination, Section 16 shall be amended to read in its entirety as follows: Survival of Covenants. The representations, warranties, and agreements made and set forth in this Agreement shall survive the Closing until December 21, 2030, except that the provisions of Articles IV and V shall survive the Closing indefinitely. For the sake of clarity, if the Original Agreement is in effect at the time of termination, the terms of the Overlook Replacement Agreement will be based on the terms of the Original Agreement, including the terms of Sections 7, 8, 9 and 10(b). However, if the First Amendment is in effect at the time of termination, the terms of the Overlook Replacement Agreement will be based on the terms of the First Amendment, including the terms of Sections 7, 8, 9 and 10(b).

(f)           For the sake of clarity, with respect to the payment of $250,000 to Overlook, Overlook is at all times an unsecured creditor of the Company.

2.           Liens. Applied covenants and agrees that, without the approval of Overlook until the earlier of the payment of $250,000 to Overlook under this Loan, Applied shall not create, incur, assume or suffer to exist any Liens (as defined below) on any of its properties or assets or any of its authorized but unissued or treasury shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, other than:

(a)          Liens existing on the date hereof and any extension, renewal or replacement (or successive extensions, renewals or replacements) of any such Lien; provided that no such extension, renewal or replacement will extend to or cover any property other than the property covered by such existing Lien;

(b)          Liens on property existing at the time Applied acquires such property; provided that such Liens do not extend to or cover any of Applied’s property other than the property so acquired;

(c)          Liens on property existing at the time Applied acquires such property; provided that such Liens do not extend to or cover any of the Issuer’s property other than the property so acquired;

(d)          Liens on any property of a corporation or other entity existing at the time such corporation or entity becomes the Issuer’s Subsidiary or is merged into or consolidated with Applied or at the time of a sale, lease or other disposition of the properties of such corporation or entity as an entirety or substantially as an entirety to Applied ; provided that such Liens do not extend to or cover any of Applied’s property other than the property of such corporation or other entity;

(e)          Purchase money Liens upon or in any real or personal property (including fixtures or other equipment) Applied holds or has acquired to secure the purchase price of such property or to secure indebtedness incurred solely to finance or refinance the acquisition or improvement of such property; provided that (i) such security interest secures indebtedness (ii) such security interest are incurred, and such indebtedness secured thereby is created, within 180 days after completion of such acquisition or improvement, (iii) such Indebtedness secured thereby does not exceed 150% of the cost of such property or improvements at the time of such acquisition or construction and (iv) such Lien will not extend to or cover any property other than the property being acquired or improved;

(f)           (x) Liens for taxes not yet due, and (y) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business which (A) are not delinquent for more than one hundred eighty (180) days or remain payable without penalty, (B) are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained, (C) the obligations secured by such Liens do not exceed $3,000,000 in the aggregate; or

(g)          Liens upon or in any real or personal property (including fixtures or other equipment) securing indebtedness; provided that (A) such indebtedness secured thereby does not exceed 150% of the cost of such property at the time of the purchase of such property in connection with such vendor financing and (B) such Lien will not extend to or cover any property other than the property being purchased in connection with such vendor financing; or

(h)          Liens consisting of pledges or deposits required in the ordinary course of business to secure the performance of statutory obligations, surety, stay, customs and appeals bonds, bids leases governmental contract, and other similar obligations (exclusive of obligations for payment of borrowed money).

3.           Indemnification. Each Party (in such capacity, the “Indemnifying Party”) will indemnify and hold the other Party and its Affiliates and its and its Affiliates’ shareholders, members, partners, directors, officers, employees, agents, representatives, successors and assigns (and any other person or entity with a functionally equivalent role of a person or entity holding such titles notwithstanding a lack of such title or any other title) (collectively, in such capacity, the “Indemnified Parties”) harmless from any and all claims, awards, losses, damages, interest, liabilities, obligations, payments, deficiencies, judgments, contingencies, penalties, diminution of value and costs and expenses (including court costs and reasonable attorneys’ fees and out-of-pocket expenses incurred in connection with investigating, preparing or defending the foregoing) (collectively, “Losses”) that any such Indemnified Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Indemnifying Party in this Agreement or in any Ancillary Document or (b) any Action instituted against any Indemnified Party by any third-party, with respect to any Transaction (unless such Action is based predominantly upon a material breach of any Indemnified Party’s representations, warranties or covenants set forth in this Agreement or any material violations by any Indemnified Party of state or federal securities laws or any Indemnified Party’s conduct that constitutes fraud, gross negligence, willful misconduct or malfeasance).

4.           Fees and Expenses. Each Party shall bear its own costs and expenses (including legal and consulting fees) in connection with this Agreement and the negotiation of all agreements and preparation of documents contemplated by this Agreement.

SIGNATURES

Overlook Investments, LLC	Applied Minerals, Inc.

By:	By:
Ali Zamani	Christopher T. Carney
Its:	Its:

Date: November __, 2019	Date: November __, 2019